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                                                                    Exhibit 99.1

                                   COMPANY CONTACT: Vion Pharmaceuticals, Inc.
                                                    Howard B. Johnson, CFO
                                                    (203) 498-4210 phone

   Vion Initiates Phase 2 Trial of Triapine'r' and Gemcitabine in Lung Cancer

NEW HAVEN, CT, May 21, 2003 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP: VION) announced today that it had initiated a new Phase 2 trial of Triapine'r' in combination with gemcitabine in patients with metastatic or advanced non-small-cell lung cancer. Enrollment of patients began at the Sarah Cannon Cancer Center in Nashville, Tennessee under the direction of Dr. Howard Burris. The study was also recently activated at the University of Texas M.D. Anderson Cancer Center in Houston, Texas under the direction of Dr. George Blumenschein, Jr. Initiation of additional sites is planned in the coming months.

Data from a Phase 1 trial of Triapine'r' and gemcitabine will be presented in a poster presentation at the American Society of Clinical Oncology Annual Meeting in June 2003. Vion is also planning to begin a Phase 2 trial of Triapine'r' and gemcitabine in pancreatic cancer in the near future.

Dr. Mario Sznol, Vice President, Clinical Affairs, stated, "Our Phase 2 trials of Triapine'r' and gemcitabine in lung and pancreatic cancer will provide us with information on the activity of this combination in diseases where gemcitabine has established only modest anti-tumor activity on its own. If there is an indication from the trials that the combination is more active than the expected rate for gemcitabine alone, we expect to initiate definitive randomized trials."

Dr. Sznol added, "The combination of Triapine'r' and gemcitabine is strongly supported by our preclinical studies, which showed that Triapine'r' administered prior to gemcitabine markedly increases the ability of gemcitabine to kill cancer cell lines."

Triapine'r' is designed to be a potent inhibitor of ribonucleotide reductase, an enzyme important for DNA synthesis. Gemcitabine is sold under the brand name Gemzar'r' by Eli Lilly & Company.

Vion Pharmaceuticals, Inc. is a biopharmaceutical company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes:
Triapine'r', a potent inhibitor of a key step in DNA synthesis; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to continue as a going concern, which is dependent on securing external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result,







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its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2002. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.